Service Corporation International Announces First Quarter 2007 Financial Results

- Conference call on Thursday, May 10, 2007, at 10:00 a.m. Central Daylight Time

HOUSTON, May 9 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), a provider of deathcare products and services, today reported results for the first quarter 2007. Our consolidated financial statements can be found at the end of this press release. The table below summarizes our key GAAP financial results:

	Three Months Ended
(In millions, except for per share amounts)	March 31,
	2007	2006

Revenues	$607.6	$442.0
Operating income	$98.1	$62.2
Net income	$37.6	$26.9
Diluted earnings per share	$0.13	$0.09
Net cash provided by operating activities	$127.9	$80.2

First Quarter 2007 Highlights

*	Earnings from continuing operations excluding special items increased to $51.7 million, or $0.17 per diluted share, in the first quarter of 2007 compared to $30.5 million, or $0.10 per diluted share in the first quarter of 2006, primarily reflecting the acquisition of the Alderwoods Group, Inc. on November 28, 2006. The presentation of earnings from continuing operations excluding special items is a non- GAAP financial measure because this calculation excludes certain non- recurring items. A reconciliation of this non-GAAP financial measure to net income computed in accordance with GAAP is set forth below under the heading "Non-GAAP Financial Measures".

*	Net cash provided by operating activities grew $47.7 million or 59.5%.

*	Consolidated revenues increased $165.6 million or 37.5% to $607.6 million.

*	Consolidated North America average revenue per funeral service increased 3.6% to $4,763.

*	Consolidated North America funeral gross margin percentage increased to 24.3% in the first quarter of 2007 from 22.0% in the same period of 2006.

*	Consolidated North America cemetery gross margin percentage increased to 21.0% in the first quarter of 2007 from 16.0% in the same period of 2006.

Tom Ryan, the Company's President and Chief Executive Officer, commented on the first quarter of 2007:

"We began 2007 with a tremendous amount of momentum and our first quarter performance represents a strong start to the year. Our first full quarter after completing the Alderwoods acquisition was marked by solid top-line growth and significant gross profit margin improvement."

"The integration of the Alderwoods businesses continues to proceed as expected. We are pleased with the progress we have made in realizing cost synergies and improving our operating leverage. We are realizing the benefits of this combination more quickly than anticipated. Looking ahead to the remainder of 2007, our outlook remains positive."

Consolidated Results of Operations - North America

The following table represents consolidated results from our operations in North America, including the properties acquired in the Alderwoods transaction.

(In millions, except funeral services performed, average	Three months ended
revenue per funeral service or contract sold)	March 31,
	2007	2006	Change

Funeral
Funeral atneed revenue	$285.9	$194.4	$91.5
Funeral recognized preneed revenue	124.1	96.4	27.7
General agency revenue(1)	10.2	9.5	0.7
Kenyon revenue(2)	1.2	1.3	(0.1)
Total funeral revenues	$421.4	$301.6	$119.8

Gross profit	$102.4	$66.3	$36.1
Gross margin percentage	24.3%	22.0%

Funeral services performed:
Preneed	29,831	21,316	8,515
Atneed	56,256	41,945	14,311
Total	86,087	63,261	22,826

Average revenue per funeral service	$4,763	$4,597	$166

Preneed funeral production:
Sales	$118.2	$81.3	$36.9
Total preneed funeral contracts sold	22,704	17,537	5,167
Average revenue per contract	$5,206	$4,636	$570

Cemetery
Cemetery atneed revenue	$74.1	$55.6	$18.5
Cemetery recognized preneed revenue	85.1	63.4	21.7
Other revenue (3)	25.4	19.8	5.6
Total cemetery revenues	$184.6	$138.8	$45.8

Gross profit	$38.8	$22.2	$16.6
Gross margin percentage	21.0%	16.0%

Preneed and atneed cemetery production:
Preneed and atneed sales	$167.0	$133.4	$33.6
Recognition rate (4)	95.3%	89.2%

(1)	General Agency (GA) revenues are commissions we receive from third- party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

(2)	Kenyon International Emergency Services (Kenyon) is our disaster response subsidiary that engages in mass fatality and emergency response services.

(3)	Other cemetery revenue is primarily related to endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installments contracts.

(4)	Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

For the Three Months Ended March 31, 2007

Funeral Results

Consolidated North America funeral revenue increased $119.8 million, or 39.7%, in the first quarter of 2007 compared to the first quarter of 2006. This increase is primarily a result of the addition of Alderwoods operations which performed well and contributed $128.4 million in funeral revenues in the first quarter of 2007. Alderwoods average revenue per funeral service was approximately 1% higher than our expectations and Alderwoods funeral case volume was approximately 3% below our expectations, which we believe is generally consistent with death trends in North America in the first quarter. In addition, we disposed of locations which contributed $9.2 million of revenue in the first quarter of 2006. Our comparable North America funeral revenues were up $0.6 million, or 0.2% compared to the first quarter of 2006 as detailed in the table below.

Consolidated North America funeral gross profit increased $36.1 million in the first quarter of 2007 versus the same period of 2006 primarily due to gross profit contributed from former Alderwoods operations of $33.9 million. The consolidated gross margin percentage increased to 24.3% from 22.0% due primarily to synergies achieved in the Alderwoods transaction and cost improvements in our infrastructure. In addition, we disposed of locations which contributed $1.1 million of gross profit in the first quarter of 2006. Gross profit from our comparable North America funeral locations increased $3.3 million as detailed in the table below primarily due to more centralization and standardization in our organization. Comparable North America funeral gross margin percentage increased to 23.5% in the first quarter of 2007 compared to 22.4% in the same period of 2006.

Other key items impacting funeral results include:

*	The consolidated average revenue per funeral service increased 3.6%, or $166 per service to $4,763. The average revenue at comparable locations increased $274 or 5.9% (as detailed in the table below). These increases reflect the continued benefits of our strategic pricing initiative, which places less emphasis on traditional funeral merchandise and more focus on service offerings.

*	The number of consolidated funeral services performed increased 22,826, or 36.1%, in the first quarter of 2007 compared to the first quarter of 2006. This increase includes 28,594 services performed by locations acquired in the Alderwoods transaction. The increase was partially offset by a decrease from disposed locations of 2,456 funeral services. Additionally, SCI comparable funeral services performed decreased 3,312, or 5.5%, which we attribute to certain local business decisions to exit unprofitable business relationships, primarily related to low-priced direct cremation activities, and soft death trends in North America in the first quarter of 2007. The local business decisions mentioned above were made based on our customer segmentation strategy, which focuses on more profitable opportunities with certain customer segments.

The table below details comparable funeral results of operations for the three months ended March 31, 2007 and 2006.

(In millions, except funeral services performed, average	Three months ended
revenue per funeral service or per contract sold)	March 31,
	2007	2006	Change

Comparable revenue	$291.2	$290.6	$0.6
Comparable gross profit	68.4	65.1	$3.3
Comparable gross margin percentage	23.5%	22.4%

Comparable funeral services performed:
Preneed	19,711	20,479	(768)
Atneed	37,422	39,966	(2,544)
Total	57,133	60,445	(3,312)

Comparable average revenue per funeral
service	$4,908	$4,634	$274

Our comparable operations gross profit and gross margin percentage in 2007 above also include new planned field and home office overhead that is needed as a result of the addition of over 600 funeral homes and 100 cemeteries acquired in the Alderwoods transaction.

Cemetery Results

Consolidated North America cemetery revenues increased $45.8 million, or 33.0%, in the first quarter of 2007 compared to the same period of 2006 reflecting a $51.9 million increase from operations acquired from Alderwoods. This increase was offset by a $3.8 million decline in revenue from disposed locations. Our comparable cemetery revenues declined $2.3 million in the first quarter of 2007 compared to the same period of 2006 as decreased preneed production was partially offset by increased property recognition rates.

Consolidated North America cemetery gross profit increased $16.6 million in the first quarter of 2007 compared to the first quarter of 2006 reflecting the addition of gross profit from former Alderwoods operations of $14.5 million. Consolidated North America cemetery gross margin percentage was 21.0% in the first quarter of 2007 compared to 16.0% in the same period of 2006. We also disposed of locations with negative gross profits of $(1.6) million in 2006. Our comparable cemetery gross margins increased $0.5 million in the first quarter of 2007 compared to the first quarter of 2006. Comparable North America cemetery margin percentage was 18.2% in the first quarter of 2007 compared to 17.5% in the first quarter of 2006.

Consolidated cemetery property revenue increased $26.9 million primarily due to operations acquired from Alderwoods. This includes $18.0 million related to the Rose Hills cemetery as several large construction projects were completed during the quarter. Declines in comparable cemetery revenue were attributable to decreased preneed production, which was partially offset by increased property recognition rates. Comparable cemetery gross margins increased as declines in revenue were more than offset by decreases in costs, including a $1.2 million decrease in salaries as we focus on infrastructure improvements.

Other Results

*	General and administrative expenses were $35.4 million in the first quarter of 2007 compared to $22.0 million in the first quarter of 2006. General and administrative costs increased $13.4 million primarily due to $11.3 million of one-time transition and other expenses related to our acquisition of Alderwoods. Additionally, salary expense increased $2.9 million compared to prior year as a result of Alderwoods corporate expenses that are expected to wind down throughout 2007.

*	Interest expense increased to $37.6 million in the first quarter of 2007, compared to $26.7 million in the first quarter of 2006. The increase of $10.9 million in interest expense resulted from increased borrowings to finance the Alderwoods acquisition in the fourth quarter of 2006.

*	Interest income decreased $4.4 million in the first quarter of 2007 to $1.6 million as expected due to decreases in our average cash balances.

Cash Flow & Capital Expenditures

Net cash provided by operating activities in the first quarter of 2007 was $127.9 million compared to $80.2 million in the first quarter of 2006. Included in 2007 are one-time transition and other costs of $7.8 million (pretax) related to the Alderwoods acquisition.

Excluding the one-time transition costs, net cash provided by operating activities increased approximately $55.5 million. This increase is largely due to the addition of Alderwoods locations and a source of approximately $10 million from working capital. This working capital source resulted from a $7.6 million receipt of insurance proceeds related to Hurricane Katrina and a decrease in long-term incentive payments in 2007, which were partially offset by decreases in other working capital items.

A summary of our capital expenditures is set forth below:

(In millions)	Capital Expenditures
	Three Months Ended
	March 31,	March 31,
	2007	2006

Capital improvements at existing locations	15.0	10.1
Development of cemetery property	10.1	7.8
Construction of new funeral home facilities and
other growth capital	1.1	1.1

Total capital expenditures	$26.2	$19.0

NON-GAAP FINANCIAL MEASURES

Earnings from Continuing Operations Excluding Special Items

Earnings from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP financial measure provides a consistent basis for comparison between quarters and better reflects the performance of our core operations, as it is not influenced by certain income and expense items not affecting continuing operations. We also believe this measure helps facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of Earnings from continuing operations excluding special items to our reported net income. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

	Three Months Ended
(In millions, except diluted EPS)	March 31, 2007		March 31, 2006
	Net Income	Diluted EPS	Net Income	Diluted EPS

Net income as reported	$37.6	$.13	$26.9	$.09
After-tax reconciling items:
Losses on dispositions and
impairment charges, net	8.6	.03	3.7	.01

Loss on early extinguishment of
debt	1.4	---	---	---
Alderwoods transition and other
costs	7.0	.02	---	---
Discontinued operations	(2.9)	(.01)	(0.1)	---

Earnings from continuing
operations excluding special items	$51.7	$.17	$30.5	$.10

Diluted weighted average shares
outstanding (in thousands)		298,621		298,678

Conference Call and Webcast

We will host a conference call on Thursday, May 10, 2007, at 10:00 a.m. Central Daylight Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (617) 614-3523 with the passcode of 73155593. The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com and can be accessed by clicking on "Webcasts and Presentations" in the Investors section of the website. A replay of the conference call will be available through May 24, 2007 and can be accessed at (617) 801-6888 with the confirmation code of 96433103. Additionally, a replay of the conference call will be available on our website for at least ninety days and can be accessed by clicking on "Webcasts and Presentations" in the Investors section of the website.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

*	Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

*	Our ability to successfully integrate Alderwoods or that the anticipated benefits of the acquisition are not fully realized.

*	Our ability to consummate the planned divestitures and realize the anticipated proceeds within the anticipated time frame.

*	The outcomes of pending lawsuits and proceedings against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

*	The amounts payable by us with respect to our outstanding legal matters exceed our established reserves.

*	The outcome of a pending Internal Revenue Service audit. We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will be required to make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will primarily be reversed through the tax provision at the time of resolution.

*	Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local economic conditions.

*	Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

*	Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

*	Our ability to successfully access surety and insurance markets at a reasonable cost.

*	Our ability to successfully leverage our substantial purchasing power with certain of our vendors.

*	The effectiveness of our internal control over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain an unqualified attestation report of our auditors regarding the effectiveness of our internal control over financial reporting.

*	Our ability to engage in certain transactions due to covenants contained in our credit agreement and privately placed debt securities.

*	Our ability to buy our common stock under our share repurchase programs which could be impacted by, among others, restrictive covenants in our bank agreements, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2006 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At March 31, 2007, we owned and operated more than 1,500 funeral homes and 400 cemeteries (of which over 230 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com. For more information about Dignity Memorial(R), please visit http://www.dignitymemorial.com .

For additional information contact:

Investors:
Debbie Young - Director / Investor Relations
(713) 525-9088

Media:
Robyn Sadowsky - Director / Corporate Communications
(713) 525-7795

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Revenues	$607,555	$442,001
Costs and expenses	(466,401)	(353,307)
Gross profit	141,154	88,694

General and administrative expenses	(35,399)	(22,007)
Gains (losses) on dispositions and impairment
charges, net	(7,680)	(4,510)
Operating income	98,075	62,177
Interest expense	(37,597)	(26,728)
Loss on early extinguishment of debt	(2,358)	---
Interest income	1,592	5,981
Other (expense) income, net	(1,498)	992
Income from continuing operations before income
taxes	58,214	42,422
Provision for income taxes	(23,497)	(15,645)
Income from continuing operations	34,717	26,777
Income from discontinued operations (net of income
tax provision of $737 and $96, respectively)	2,925	149
Net income	$37,642	$26,926

Basic earnings per share:
Income from continuing operations	$.12	$.09
Income from discontinued operations, net of tax	.01	---
Net income	$.13	$.09

Diluted earnings per share:
Income from continuing operations	$.12	$.09
Income from discontinued operations, net of tax	.01	---
Net income	$.13	$.09
Basic weighted average number of shares	293,096	294,308
Diluted weighted average number of shares	298,621	298,678
Dividends declared per share	$.03	$.025

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED BALANCE SHEET
(In thousands, except share amounts)

	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$78,093	$39,880
Receivables, net	103,218	107,194
Inventories	39,602	39,535
Current assets of discontinued operations	2,282	2,236
Current assets held for sale	5,637	6,330
Other	39,304	43,162
Total current assets	268,136	238,337
Preneed funeral receivables and trust investments	1,498,865	1,516,676
Preneed cemetery receivables and trust investments	1,516,048	1,522,584
Cemetery property, at cost	1,477,262	1,495,248
Property and equipment, at cost, net	1,628,803	1,641,353
Goodwill	1,291,141	1,264,272
Non-current assets of discontinued operations	383,044	371,132
Non-current assets held for sale	366,570	349,311
Deferred charges and other assets	403,835	436,545
Cemetery perpetual care trust investments	915,951	893,931
	$9,749,655	$9,729,389

Liabilities & Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$344,862	$341,173
Current maturities of long-term debt	99,202	46,176
Current liabilities of discontinued operations	3,435	2,351
Current liabilities held for sale	398	419
Income taxes	---	17,828
Total current liabilities	447,897	407,947

Long-term debt	1,768,552	1,912,696
Deferred preneed funeral revenues	537,101	537,792
Deferred preneed cemetery revenues	750,989	754,193
Deferred income taxes	110,512	177,341
Non-current liabilities of discontinued operations	322,315	311,498
Non-current liabilities held for sale	257,866	239,800
Other liabilities	462,879	357,418
Non-controlling interest in funeral
and cemetery trusts	2,528,621	2,548,743
Non-controlling interest
in cemetery perpetual care trusts	909,381	887,186

Stockholders' equity:
Common stock, $1 per share par value,
500,000,000 shares authorized, 294,795,022 and
293,222,114, issued and outstanding (net of
10,000 treasury shares, at par, respectively)	294,795	293,222
Capital in excess of par value	2,138,808	2,135,649
Accumulated deficit	(856,765)	(906,394)
Accumulated other comprehensive income	76,704	72,298
Total stockholders' equity	1,653,542	1,594,775
	$9,749,655	$9,729,389

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2007	2006

Cash flows from operating activities:
Net income	$37,642	$26,926
Adjustments to reconcile net income to net cash
provided by operating activities:
Net income from discontinued operations,
net of tax	(2,925)	(149)
Loss on early extinguishment of debt	2,358	---
Premiums paid on early extinguishment of debt	(650)	---
Depreciation and amortization	33,777	22,542
Amortization of cemetery property	8,213	5,869
Amortization of loan costs	2,114	2,550
Provision for doubtful accounts	3,562	2,356
Provision for deferred income taxes	13,728	13,555
Losses on dispositions and impairment
charges, net	7,680	4,510
Share-based compensation	3,809	2,145
Excess tax benefits from shared based awards	(3,865)	---
Equity in earnings of unconsolidated subsidiaries	(711)	---
Change in assets and liabilities, net of effects
from acquisitions and dispositions:
(Increase) decrease in receivables	(506)	7,414
Decrease (increase) in other assets	5,654	(2,333)
Decrease in payables and other liabilities	(11,489)	(27,748)
Net effect of preneed funeral production
and maturities	2,636	3,833
Net effect of cemetery production and deliveries	14,685	18,365
Other	173	(56)
Net cash provided by operating activities from
continuing operations	115,885	79,779
Net cash provided by operating activities from
discontinued operations	12,004	435
Net cash provided by operating activities	127,889	80,214
Cash flows from investing activities:
Capital expenditures	(26,238)	(19,036)
Proceeds from divestitures and sales of property
and equipment	43,709	7,374
Proceeds from sale of investments	---	5,900
Acquisitions, net of cash acquired	(212)	(14,662)
Net deposits of restricted funds and other	(222)	(3,353)
Net cash provided by (used in) investing
activities from continuing operations	17,037	(23,777)
Net cash (used in) provided by investing
activities from discontinued operations	(6,582)	76
Net cash provided by (used in) investing activities	10,455	(23,701)
Cash flows from financing activities:
Payments of debt	(516)	(1,182)
Principal payments on capital leases	(6,795)	(5,437)
Early extinguishment of debt	(100,000)	---
Proceeds from exercise of stock options	5,889	1,219
Excess tax benefits from share based awards	3,865	---
Payments of dividends	(8,801)	(7,371)
Bank overdrafts and other	6,764	---
Net cash used in financing activities from
continuing operations	(99,594)	(12,771)
Net cash used in financing activities from
discontinued operations	(706)	---
Net cash used in financing activities	(100,300)	(12,771)
Effect of foreign currency	169	(116)
Net increase in cash and cash equivalents	38,213	43,626
Cash and cash equivalents at beginning of period	39,880	446,782
Cash and cash equivalents at end of period	$78,093	$490,408

SOURCE Service Corporation International
-0-	05/09/2007
/CONTACT: investors, Debbie Young, Director - Investor Relations,
+1-713-525-9088, or media, Robyn Sadowsky, Director - Corporate
Communications, +1-713-525-7795, both of Service Corporation International/
/Web site: http://www.sci-corp.com
http://www.dignitymemorial.com /
(SCI)